Exhibit 99.3

PDL BioPharma, Inc.
Q2 2018
August 8, 2018

Following are some of the key points regarding PDL’s Second quarter 2018 financial and business results.

Highlighted Financial Results from Q2/2018

•	Total revenues of $46.6 million.

•	GAAP net loss attributable to PDL’s shareholders of $112.3 million or $(0.76) per diluted share.

•
GAAP net loss includes a one-time $133.3 million, net of tax, non-cash accounting charge related to the impairment of an intangible asset from Noden Pharma DAC, due to the increased probability of a generic version of aliskiren being launched in the United States, offset by a $19.7 million, net of tax, non-cash decrease in the fair value of the contingent liability related to a reduced estimate of the probability in paying milestones to Novartis for Tekturna®.

•	Non-GAAP net income attributable to PDL’s shareholders of $14.7 million.

•	Cash, cash equivalents, short-term investments and other investments of $395.7 million as of June 30, 2018.

Recent Developments

•	Stock Repurchase Program
In early July, the Company completed the $25.0 million share repurchase program by repurchasing approximately 0.6 million shares of its common stock at a weighted average price of $2.44 per share for a total of $1.4 million. The total amounts repurchased by the Company under the share repurchase program equal approximately 8.7 million shares of its common stock for an aggregate purchase price of $25.0 million, or an average cost of $2.89 per share, including trading commissions.

•	Depomed Royalty Rights
In August 2018, the Company amended the Royalty Purchase and Sale Agreement (the “Royalty Agreement”) with Depomed, under which the Company acquired all of Depomed’s remaining rights to royalties and milestones payable on sales of type 2 diabetes products licensed by Depomed for $20.0 million. Under the original Royalty Agreement, the Company would have shared future royalties equally with Depomed after total cash received by the Company reached $481.0 million, or two times the Company’s original investment, which the Company expects to occur by October 2020.

Noden Pharma

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Noden US is commercializing Tekturna® and Tekturna HCT® in the United States and Noden Pharma DAC, an Ireland based company, assumed commercialization responsibilities for Rasilez® and Rasilez HCT® in the rest of the world, starting in November of 2017. The products are indicated for the treatment of hypertension.

•	PDL owns 100 percent of Noden and continues to hold three of five board seats.

•	Noden and PDL are evaluating additional pharma products to acquire for Noden.

•	Noden net revenue for the quarter ended June 30, 2018 was $25.9 million, with $10.4 million in US revenue and $15.5 million in the rest of world, compared to $16.2 million for the same period in 2017.

•	Noden product revenues increased 60 percent and accounted for approximately 56 percent of total revenues compared to approximately 11 percent in the second quarter of 2017.

•	Gross margins on revenue in the second quarter were 58 percent, 92 percent in the U.S. on Tekturna and Tekturna HCT and 35 percent ex-U.S. on Rasilez and Rasilez HCT.

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Noden’s overall goal is to maximize profits generated from its portfolio, and this led us to de-register the products in those few European countries where Rasilez was either not or only marginally profitable. Although this has had a negative impact on revenue, it has improved operating margins.

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In June 2018, Noden Pharma DAC entered into a settlement agreement with Anchen Pharmaceuticals, Inc. and its affiliates to resolve the patent litigation relating to Anchen’s Abbreviated New Drug Application (ANDA) seeking approval from the U.S. Food and Drug Administration to market a generic version of

PDL BioPharma, Inc.
Q2 2018
August 8, 2018

aliskiren.  Under the Settlement Agreement, Anchen agreed to not commercialize its generic version of aliskiren prior to March 1, 2019, but is not permitted to commercialize a copy of Tekturna. Anchen is the sole ANDA filer for aliskiren of which the Company is aware.

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Based upon the patent settlement, Noden evaluated the ongoing value of the Noden asset group based upon the probability of a market entry by Anchen with a generic version of aliskiren in the United States and the associated cash flows and conducted a test for impairment.

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Due to the increased probability of a generic version of aliskiren being launched in the United States in 2019 the Company revised its estimates of future revenues and as a result of this analysis determined that the sum of undiscounted cash flows was not greater than the carrying value of the assets

•
Noden determined that long-lived assets with a carrying amount of $192.5 million were no longer recoverable and were in fact impaired and wrote them down to their estimated fair value of $40.1 million, resulting in a non-cash pre-tax impairment charge of $152.3 million as of June 30, 2018. This write-down is included in “Impairment of intangible asset” on the Condensed Consolidated Statements of Income. As of June 30, 2018, the remaining Noden Products intangible asset balance is $40.1 million and will be amortized straight-line over the remaining life of 8 years.

•	Offsetting the impairment was a $22.5 million decrease in fair value of the contingent liability related to reduced estimate in the probability in paying milestones to Novartis for Tekturna.

LENSAR

•	LENSAR Laser System revenue for the for the quarter ended June 30, 2018 was $5.9 million. PDL did not begin recognizing revenue from LENSAR until May 2017.

•	Gross margins on LENSAR revenue in the second quarter were 37 percent.

Updates on Income Generating Assets

Royalty Rights Assets

The following table provides additional details with respect to the fair value of the PDL royalty rights assets as of June 30, 2018 and with changes from December 31, 2017 as reflected in our Balance Sheet:

	Fair Value as of	Royalty Rights -	Fair Value as of
(in thousands)	December 31, 2017	Change in Fair Value	June 30, 2018
Depomed	$232,038	$(17,967)	$214,071
VB	14,380	284	14,664
U-M	26,769	(620)	26,149
AcelRx	72,894	4,539	77,433
Avinger	396	(396)	—
KYBELLA	2,746	100	2,846
	$349,223	$(14,060)	$335,163

PDL BioPharma, Inc.
Q2 2018
August 8, 2018

The following table provides a summary of activity with respect to our royalty rights - change in fair value for the three and six months ended June 30, 2018:

	Three Months Ended
	June 30, 2018

		Change in	Royalty Rights -
(in thousands)	Cash Royalties	Fair Value	Change in Fair Value

Depomed	$17,689	$(8,535)	$9,154
VB	263	147	$410
U-M	1,289	(434)	$855
AcelRx	68	2,301	$2,369
Avinger	61	(101)	$(40)
KYBELLA	—	94	$94
	$19,370	$(6,528)	$12,842

	Six Months Ended
	June 30, 2018

		Change in	Royalty Rights -
(in thousands)	Cash Royalties	Fair Value	Change in Fair Value

Depomed	$34,597	$(17,967)	$16,630
VB	543	284	827
U-M	2,284	(620)	1,664
AcelRx	120	4,539	4,659
Avinger	366	(396)	(30)
KYBELLA	83	100	183
	$37,993	$(14,060)	$23,933

Updates on Royalty Rights Assets

PDL received $19.4 million in net cash royalties from its royalty rights in the second quarter of 2018, compared to $34.6 million for the same period of 2017;

Depomed, Inc. To date (through December 31, 2017), we have received cash royalty payments of $343 million from the $240.5 million investment.

•	Glumetza (and authorized generic version) royalty: 50% of net sales less COGS continue so long as the products are being commercialized.

•	Low to mid-single digit royalties to PDL on new product approvals expected to continue to 2023 for Invokamet XR® and 2026 for Jentadueto XR® and Synjardy XR®.

Updates on royalty-bearing products relating to Queen et al. Patents

Tysabri® (Approved royalty-bearing product relating to Queen et al. patents)

•
While the Queen et al. patents have expired and the resulting royalty revenue has dropped substantially since the first quarter of 2016, we continue to receive royalty revenue from one product under the Queen et al. patent licenses, Tysabri, as a result of sales of the product that was manufactured prior to patent expiry.

•	PDL recorded revenue of $1.2 million from Tysabri in Q2 2018.

PDL BioPharma, Inc.
Q2 2018
August 8, 2018

•
Royalties from PDL’s licensees to the Queen et al. patents were $15.1 million lower than in the second quarter of 2017 as product supply of Tysabri manufactured prior to patent expiry in the United States have been extinguished and ex-U.S. product supplies are rapidly being exhausted.

Notes Receivable

The following table presents the fair value of assets and liabilities not subject to fair value recognition by level within the valuation hierarchy:

		June 30, 2018		December 31, 2017
(In thousands)		Carrying Value	Fair Value Level 3	Carrying Value	Fair Value Level 3
Wellstat Diagnostics note receivable		$50,191	$57,224	$50,191	$51,308
Hyperion note receivable	1,200	1,200	1,200	1,200	1,200
CareView note receivable	19,245	19,496	19,507	19,346	18,750
		$70,887	$77,931	$70,737	$71,258

Forward-looking Statements

This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important risks and uncertainties with respect to the Company's business are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, as updated by subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BioPharma, Inc.
Q2 2018
August 8, 2018

Queen et al. Royalties
Royalty Revenue by Product ($ in 000's) *
Tysabri	Q1	Q2	Q3	Q4	Total
2018	2,783	1,218	—	—	4,001
2017	14,156	16,284	1,443	4,531	36,414
2016	13,970	14,232	14,958	15,513	58,673
2015	14,385	13,614	13,557	14,031	55,587
2014	12,857	13,350	16,048	15,015	57,270
2013	12,965	13,616	11,622	12,100	50,304
2012	11,233	12,202	11,749	12,255	47,439
2011	9,891	10,796	11,588	11,450	43,725
2010	8,791	8,788	8,735	9,440	35,754
2009	6,656	7,050	7,642	8,564	29,912
2008	3,883	5,042	5,949	6,992	21,866
2007	839	1,611	2,084	2,836	7,370
2006	—	—	—	237	237
* As reported to PDL by its licensees. Totals may not sum due to rounding.

Queen et al. Sales Revenue
Reported Licensee Net Sales Revenue by Product ($ in 000's) *
Tysabri	Q1	Q2	Q3	Q4	Total
2018	92,769	40,602	—	—	133,371
2017	471,877	398,382	194,563	177,379	1,242,201
2016	465,647	474,379	498,618	517,099	1,955,743
2015	479,526	453,786	451,898	467,735	1,852,945
2014	428,561	442,492	534,946	500,511	1,906,510
2013	434,677	451,358	387,407	403,334	1,676,776
2012	374,430	401,743	391,623	408,711	1,576,508
2011	329,696	356,876	388,758	381,618	1,456,948
2010	293,047	287,925	293,664	316,657	1,191,292
2009	221,854	229,993	257,240	285,481	994,569
2008	129,430	163,076	200,783	233,070	726,359
2007	30,468	48,715	71,972	94,521	245,675
2006	—	—	—	7,890	7,890
* As reported to PDL by its licensee. Dates in above charts reflect when PDL receives royalties on sales. Sales occurred in the quarter prior to the dates in the above charts.
Totals may not sum due to rounding.